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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

September 18, 2000

Oplink Communications, Inc.
3469 North First Street
San Jose, CA 95134

Ladies and Gentlemen:

    You have requested our opinion with respect to certain matters in connection with the filing by Oplink Communications, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering an underwritten public offering of up to fifteen million seven hundred fifty five thousand (15,755,000) shares of Common Stock (the "Common Stock"), which includes the underwriters' over-allotment option to purchase up to two million fifty five thousand (2,055,000) shares of Common Stock.

    In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below;
(ii) assumed that the Amended and Restated Certificate of Incorporation, as set forth in Exhibit 3.2 of the Registration Statement, shall have been duly approved and filed with the office of the Delaware Secretary of State; and
(iii) assumed that the shares of Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

    On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

    We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:  /s/ MATTHEW W. SONSINI
    ----------------------------
    Matthew W. Sonsini